As filed with the Securities and Exchange Commission on February 18, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

KAR Auction Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-8744739
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
11299 N. Illinois Street
Carmel, Indiana 46032
(800) 923-3725
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles S. Coleman
Executive Vice President, Chief Legal Officer & Secretary
KAR Auction Services, Inc.
11299 N. Illinois Street
Carmel, Indiana 46032
(800) 923-3725
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Gregory A. Fernicola, Esq.
Dwight S. Yoo, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
(212) 735-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee
Series A Convertible Preferred Stock, par value $0.01 per share	634,305(1)	$1,000(2)	$634,305,000(2)	$69,202.68
Common stock, par value $0.01 per share	35,735,493(3)			(4)
TOTAL:				$69,202.68

(1)Consists of (i) 571,606 shares of Series A Preferred Stock issued by the registrant and held by the selling stockholders as of February 12, 2021 (including shares issued as dividends payable in kind) and (ii) 62,699 shares of Series A Preferred Stock that will be issued to the selling stockholders as dividends payable in kind through June 30, 2022.
(2)Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) under the Securities Act. There currently is no public market for the shares of Series A Preferred Stock being registered hereunder. The proposed maximum aggregate offering price of the Series A Preferred Stock being registered hereunder represents the purchase price of $1,000 per share (excluding accrued dividends) paid by the selling stockholders named herein in connection with the sales of the Series A Preferred Stock to such selling stockholders pursuant to the applicable Investment Agreements, as described herein.
(3)Estimated based on the total number of shares of common stock issuable upon conversion of the Series A Preferred Stock pursuant to the Certificate of Designations, dated June 9, 2020, as described herein. Each share of Series A Preferred Stock is initially convertible into common stock, at the option of the holder, at a conversion rate of 56.338 shares of common stock per share of Series A Preferred Stock. Pursuant to Rule 416 (“Rule 416”) under the Securities Act of 1933 (the “Securities Act”), the common stock offered hereby shall be deemed to cover additional securities to be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions (pursuant to the anti-dilution provisions in the Certificate of Designations). Adjustments to the conversion rate resulting from the issuance of additional shares that are not addressed by Rule 416 will be covered by a separate registration statement or post-effective amendment to this registration statement.
(4)No separate consideration will be received for the shares of common stock issuable upon conversion of the Series A Preferred Stock, and, therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act.

Prospectus
KAR Auction Services, Inc.
Up to 634,305 Shares of Series A Convertible Preferred Stock
Up to 35,735,493 Shares of Common Stock

This prospectus relates to the resale from time to time of: (i) up to 634,305 shares of our Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), consisting of (a) 571,606 shares of Series A Preferred Stock held by the selling stockholders as of February 12, 2021 and (b) 62,699 shares of Series A Preferred Stock that will be issued to the selling stockholders as dividends payable in kind through June 30, 2022 and (ii) up to 35,735,493 shares of our common stock, par value $0.01 per share (the “common stock”), consisting of (a) 32,203,155 shares of common stock issuable upon conversion of 571,606 shares of Series A Preferred Stock held by the selling stockholders as of February 12, 2021 and (b) 3,532,338 shares of common stock issuable upon conversion of the 62,699 shares of Series A Preferred Stock to be issued to the selling stockholders as dividends payable in kind on the existing Series A Preferred Stock through June 30, 2022.
The selling stockholders may offer and sell shares of our common stock and Series A Preferred Stock in amounts, at prices and on terms that will be determined at the time of the offering. We will not receive any proceeds from the sale of any shares of our common stock or Series A Preferred Stock by the selling stockholders, but we have agreed to pay certain registration expenses, other than underwriting discounts and commissions and applicable transfer taxes, in connection with offerings by the selling stockholders.
We are registering the resale of shares of our common stock and Series A Preferred Stock in connection with the exercise by the selling stockholders of their registration rights pursuant to the Registration Rights Agreements described under “Description of Capital Stock,” but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the selling stockholders pursuant to this prospectus or at all.
This prospectus describes the general manner in which the shares of our common stock and Series A Preferred Stock may be offered and sold by the selling stockholders. Any prospectus supplement may add, update, or change information contained in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you invest in our common stock or Series A Preferred Stock.
Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “KAR.” The Series A Preferred Stock is not listed on an exchange and we do not intend to list the Series A Preferred Stock on any exchange.

Investing in our common stock or Series A Preferred Stock involves risks. See “Risk Factors” beginning on page 4 of this prospectus and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, and in other documents that we subsequently file with the Securities and Exchange Commission (“SEC”) that are incorporated by reference into this prospectus to read about factors you should consider before investing in our common stock or Series A Preferred Stock.

Neither the SEC nor any state or other domestic or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 18, 2021.

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ABOUT THIS PROSPECTUS
This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act. By using a shelf registration statement, the selling stockholders may sell our common stock or Series A Preferred Stock from time to time and in one or more offerings.
This prospectus provides you with a general description of the common stock and Series A Preferred Stock that the selling stockholders may offer. Each time a selling stockholder sells shares of our common stock or Series A Preferred Stock using this prospectus, to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering, the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement of which the prospectus forms a part. The registration statement filed with the SEC includes or incorporates by reference exhibits that provide more details about the matters discussed in this prospectus. You should carefully read the entirety of this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the headings “Incorporation by Reference” and “Where You Can Find Additional Information,” before making an investment decision.
In this prospectus, except as otherwise indicated or as the context suggests otherwise, references in this prospectus to the “Company,” “we,” “us” or “our” are to KAR Auction Services, Inc. and its subsidiaries. The term “selling stockholders” includes pledgees, donees, assignees, transferees or other successors-in-interest who may later hold the selling stockholders’ interests.
Neither we nor the selling stockholders have authorized anyone to give you any information or to make any representation other than those contained in this prospectus, in any applicable prospectus supplement, in any documents that are incorporated by reference herein or therein or in any other documents to which we refer you. If anyone provides you with different or inconsistent information, you should not rely on it. No selling stockholder is making an offer to sell or seeking an offer to buy shares of our common stock or Series A Preferred Stock in any jurisdiction where an offer or sale is not permitted.
You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS
This prospectus contains or incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made in this prospectus that are not historical facts (including, but not limited to, expectations, estimates, assumptions and projections regarding the industry, business, future operating results, potential acquisitions and anticipated cash requirements) may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the evolving impact of the COVID-19 pandemic on our business and the economy generally; our ability to effectively maintain or update information and technology systems; our ability to implement and maintain measures to protect against cyber-attacks; significant current competition and the introduction of new competitors; competitive pricing pressures; our ability to successfully implement our business strategies or realize expected cost savings and revenue enhancements; our ability to meet or exceed customers’ expectations, as well as develop and implement information systems responsive to customer needs; business development activities, including greenfields, acquisitions and integration of acquired businesses; costs associated with the acquisition of businesses or technologies; fluctuations in consumer demand for and in the supply of used, leased and salvage vehicles and the resulting impact on auction sales volumes, conversion rates and loan transaction volumes; any losses of key personnel; our ability to obtain land or renew/enter into new leases at commercially reasonable rates; decreases in the number of used vehicles sold at on-premise marketplaces; changes in the market value of vehicles auctioned; trends in new and used vehicle sales and incentives, including wholesale used vehicle pricing; the ability of consumers to lease or finance the purchase of new and/or used vehicles; the ability to recover or collect from delinquent or bankrupt customers; economic conditions including fuel prices, commodity prices, foreign exchange rates and interest rate fluctuations; trends in the vehicle remarketing industry; trends in the number of commercial vehicles being brought to auction, in particular off-lease volumes; changes in the volume of vehicle production, including capacity reductions at the major original equipment manufacturers; laws, regulations and industry standards, including changes in regulations governing the sale of used vehicles and commercial lending activities; our ability to maintain our brand and protect our intellectual property; the costs of environmental compliance and/or the imposition of liabilities under environmental laws and regulations; weather, including increased expenses as a result of catastrophic events; general business conditions; our substantial amount of debt; restrictive covenants in our debt agreements; our assumption of the settlement risk for vehicles sold; litigation developments; our self-insurance for certain risks; interruptions to service from our workforce; any impairment to our goodwill or other intangible assets; changes in effective tax rates; the taxable nature of the spin-off of our former salvage auction business; changes to accounting standards; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2020, which are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only at the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.

OUR COMPANY
We are a leading provider of used vehicle auctions and related vehicle remarketing services in North America and Europe. We leverage technology to facilitate an efficient marketplace by providing auction services for sellers of used, or “whole car,” vehicles through our multiple proprietary Internet venues and 74 North American facilities at December 31, 2020. In 2020, we facilitated the sale of approximately 3.1 million used vehicles. Our revenues are generated through auction fees from both vehicle buyers and sellers, as well as by providing value-added ancillary services, including transportation, reconditioning, inspections, marshalling, titling, collateral recovery services and floorplan financing. We facilitate the transfer of ownership directly from seller to buyer and generally we do not take title to or ownership of vehicles sold through our auctions.
The address of our principal executive office is 11299 N. Illinois Street, Carmel, Indiana 46032. Our phone number is (800) 923-3725. Our website address is www.karglobal.com. We are not incorporating the contents of our website into this prospectus.

RISK FACTORS
Investing in our common stock or Series A Preferred Stock involves risks. Before making an investment decision, you should carefully read and consider the information set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and periodic reports we have filed and may file with the SEC from time to time, as well as the other information contained or incorporated by reference in this prospectus or in any applicable prospectus supplement. See “Where You Can Find More Information” elsewhere in this prospectus. Our business and financial results may also be adversely affected by risks and uncertainties not presently known to us or that we currently believe to be immaterial. If any of those risks or uncertainties should occur or other risks arise or develop, our business, prospects, financial condition, results of operations and cash flows, as well as the trading price of our common stock, may be materially and adversely affected, causing you to lose all or part of the money you paid to buy our common stock or Series A Preferred Stock.
Risks Related to the Series A Preferred Stock
The Series A Preferred Stock will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding-up.
In the event of bankruptcy, liquidation or winding-up, our assets will be available to pay obligations on the Series A Preferred Stock only after all of our liabilities have been paid. In addition, the Series A Preferred Stock effectively ranks junior to all existing and future liabilities of our subsidiaries. The rights of holders of the Series A Preferred Stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors. In the event of bankruptcy, liquidation or winding-up, there may not be sufficient assets remaining, after paying our liabilities and our subsidiaries’ liabilities, to pay amounts due on the Series A Preferred Stock.
An active trading market for the Series A Preferred Stock does not exist and may not develop.
The Series A Preferred Stock has no established trading market and is not listed on any securities exchange. Since the Series A Preferred Stock has no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We cannot assure you that an active trading market in the Series A Preferred Stock will develop and, even if it develops, we cannot assure you that it will last. In either case, the trading price of the Series A Preferred Stock could be adversely affected and holders’ ability to transfer shares of Series A Preferred Stock will be limited.
The market price of the Series A Preferred Stock will be directly affected by the market price of our common stock, which may be volatile.
To the extent that a secondary market for the Series A Preferred Stock develops, we believe that the market price of the Series A Preferred Stock will be significantly affected by the market price of our common stock. The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors, including the risk factors described in the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and other factors which are beyond our control. See “Risks Related to the Common Stock—The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders and could expose us to securities class action litigation.”
In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to our business, financial condition or results of operations. Following periods of volatility in the market price of a company’s securities, securities class action litigation could be initiated. If such litigation were introduced against us, it could result in substantial costs and a diversion of our attention and resources, which could have a material adverse effect on our business.
We cannot predict how shares of our common stock will trade in the future, but fluctuations that may adversely affect the market prices of our common stock, may, in turn, adversely affect the price of Series A Preferred Stock.

This may result in greater volatility in the market price of the Series A Preferred Stock than would be expected for nonconvertible preferred stock. In addition, we expect that the market price of the Series A Preferred Stock will be influenced by yield and interest rates in the capital markets and our perceived creditworthiness.
Future offerings of debt securities, that would rank senior to the common stock and Series A Preferred Stock, may adversely affect the market price of the common stock and Series A Preferred Stock.
If, in the future, we decide to issue debt securities, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of the common stock and Series A Preferred Stock will bear the risk of our future offerings reducing the market price of the common stock and Series A Preferred Stock.
In addition, each share of Series A Preferred Stock will initially be convertible at the option of the holder thereof into shares of our common stock. The conversion of some or all of the Series A Preferred Stock will dilute the ownership interest of our existing holders of common stock. Any sales in the public market of our common stock issuable upon such conversions could adversely affect prevailing market prices of the outstanding shares of our common stock and Series A Preferred Stock. In addition, the existence of our Series A Preferred Stock may encourage short selling or arbitrage trading activity by market participants because the conversion of our Series A Preferred Stock could depress the price of our equity securities. As noted above, a decline in the market price of the common stock may negatively impact the market price for the Series A Preferred Stock.
The Series A Preferred Stock is subject to conversion at our option in certain circumstances based on the trading price of our common stock.
If, at any time after the three-year anniversary of the Original Issuance Date (as defined below), the closing price of the common stock exceeds $31.0625 per share for at least 20 trading days in any period of 30 consecutive trading days, we will be entitled, but not required, to convert all or any portion of the Series A Preferred Stock, at a conversion price equal to the sum of the liquidation preference and accrued dividends with respect to each share of Series A Preferred Stock as of the mandatory conversion date divided by the conversion price of such share in effect as of the mandatory conversion date. Following any such conversion, a holder will no longer be entitled to the dividend or other rights associated with the Series Convertible A Preferred Stock.
The Series A Preferred Stock has not been rated.
The Series A Preferred Stock has not been rated by any nationally recognized statistical rating organization. This may affect the market price of the Series A Preferred Stock.
The Series A Preferred Stock may only be redeemed at the option of the holder in limited circumstances.
The shares of Series A Preferred Stock, unlike indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series A Preferred Stock may be required to bear the financial risks of an investment in the Series A Preferred Stock for an extended period of time.
We have the right, but not the obligation, to redeem shares of Series A Preferred Stock in limited circumstances.
We are entitled, but not required, to redeem all or a portion of the shares of Series A Preferred Stock following the six-year year anniversary of the original issue date. See “Description of Series A Preferred Stock—Redemption.” Therefore, holders should not expect that they have a right to perpetual payment of dividends and should be aware that a proposed redemption of the Series A Preferred Stock may make it difficult or impossible to sell shares of Series A Preferred Stock for a higher price, even if the market price for such shares had previously been higher.
You may not receive any future dividends on the Series A Preferred Stock.
We are not required to declare cash dividends on the Series A Preferred Stock. Future dividend decisions will be based on and affected by a variety of factors, including our financial condition and results of operations, contractual restrictions, including restrictive covenants contained in our debt agreements, capital requirements and other factors that our board of directors (the “Board”) deems relevant. Therefore, no assurance can be given as to whether any future dividends may be declared by our Board or the amount thereof.
Any debt agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including the Series A Preferred Stock, and our ability to make any cash payment upon conversion, redemption or repurchase of the Series A Preferred Stock.
Under applicable Delaware law, a Delaware corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its liabilities as the liabilities become due in the usual course of business, or generally if the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the stockholders whose preferential rights are superior to those receiving the distribution.
The conversion rate of the Series A Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Series A Preferred Stock or the common stock issuable upon conversion of the Series A Preferred Stock.
The number of shares of our common stock that holders are entitled to receive upon conversion of a share of Series A Preferred Stock is subject to adjustment for certain events, including subdivisions, splits, and combinations of the common stock, certain issuances of securities at a conversion price lower than the conversion price of the Series A Preferred Stock then in effect, self-tender offers and exchange offers and certain other actions by us that modify our capital structure. See “Description of Series A Preferred Stock—Conversion.” However, there can be no assurance that an event that adversely affects the value of the Series A Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the Series A Preferred Stock. In addition, other than in certain instances, we are not restricted from offering common stock in the future or engaging in other transactions that may dilute our common stock.
Holders may have to pay taxes if we adjust the conversion rate of the Series A Preferred Stock in certain circumstances, even though holders would not receive any cash.
Upon certain adjustments to (or certain failures to make adjustments to) the conversion rate of the Series A Preferred Stock, holders may be deemed to have received a distribution from us, resulting in taxable income to them for U.S. federal income tax purposes, even though holders would not receive any cash in connection with such adjustment to (or failure to adjust) the conversion rate. If you are a non-U.S. holder (as defined in “United States Federal Income Tax Considerations”) of the Series A Preferred Stock, any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Please consult your tax advisor and read “United States Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of an adjustment to the conversion rate of the Series A Preferred Stock.
Holders may have to pay taxes if we make distributions of additional Series A Preferred Stock on the Series A Preferred Stock, even if holders do not receive any cash.
We may make distributions on the Series A Preferred Stock in the form of additional shares of Series A Preferred Stock rather than in cash. Although it is not free from doubt, we expect such distributions generally to be tax-free, provided that we do not have outstanding indebtedness that is convertible into common shares, other equity linked securities, or any class of stock in which the holders of the Series A Preferred Stock do not participate in dividends, and cash payments are made or accrued on such instruments The Internal Revenue Service (the “IRS”), however, may disagree with our tax analysis and take the position that distributions in the form of additional shares of Series A Preferred Stock will be subject to tax in the same manner as cash distributions. If such position is successful or certain unexpected circumstances occur, in years in which we have current or accumulated earnings and profits, holders will generally recognize dividend income in an amount equal to the fair market value of the additional shares of Series A Preferred Stock. In such a case, a holder’s tax liability may exceed the cash such holder receives from the Series A Preferred Stock. Thus, holders of the Series A Preferred Stock would be required to use funds from other sources to satisfy their tax liabilities arising from their ownership of the Series A Preferred Stock. In addition, if you are a non-U.S. holder (as defined in “United States Federal Income Tax Considerations”) of the

Series A Preferred Stock, any such dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Please consult your tax advisor and read “U.S. Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of distributions on the Series A Preferred Stock.
Accrued dividends with respect to the Series A Preferred Stock may be treated as taxable dividends even though holders would not receive any cash.
Dividends on the Series A Preferred Stock may be accrued rather than paid at the Company’s sole discretion. While accrued dividends will be taken into account in any future liquidation, redemption or conversion event, accrued dividends will not formally be added to the liquidation preference or redemption amounts of the Series A Preferred Stock under the terms of such stock.
The tax treatment of dividends accrued on the Series A Preferred Stock is a matter of uncertainty and may depend, in part, on whether the Series A Preferred Stock is treated as participating in corporate growth to any significant extent as determined under the applicable Treasury Regulations. The Company takes the position that the Series A Preferred Stock will be treated as participating in corporate growth to a significant extent. This position, however, is not free from doubt and there can be no assurance that the Internal Revenue Service (the “IRS”) will not take the position that the Series A Preferred Stock should not be treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations. In the event the Series A Preferred Stock is treated as not participating in corporate growth to any significant extent, the unpaid accrued dividends may be treated as “redemption premium.” This redemption premium may be treated as a taxable deemed distribution under Sections 305(b) and 305(c) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), if the redemption premium is in excess of a statutory de minimis amount. Such taxable deemed distributions generally are required to be taken into account under timing principles similar to those governing the inclusion of accrued original issue discount under Section 1272(a) of the Code. Under such circumstances, holders may have taxable income for U.S. federal income tax purposes, even though they would not receive any cash or property in connection with the increase in accrued dividends.
Section 305(c) of the Code and the Treasury Regulations promulgated thereunder also contemplate other circumstances in which a taxable deemed distribution may be treated as having occurred. Section 305(c) of the Code and the applicable Treasury Regulations do not clearly address whether accrued dividends will be treated as redemption premium or otherwise might give rise to a deemed distribution under the Code. The Company takes the position that the accrual of dividends on the Series A Preferred Stock will not be includible in the holder’s taxable income as disguised redemption premium or otherwise until such dividends are authorized by our Board, or any duly authorized committee thereof, and declared by the Company and paid in cash. Further, the Company has agreed in the Investment Agreements that it will not treat such accruals as includible in the holder’s income until such dividends are declared and paid in cash. If the IRS were to take a contrary position and treat an increase in the amount of accrued dividends as a current distribution, then holders may have taxable income to them for U.S. federal income tax purposes, even though holders would not receive any cash in connection with the increase in accrued dividends.
Please consult your tax advisor and read “United States Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of the accrual of dividends on the Series A Preferred Stock.
We may not have sufficient earnings and profits in order for dividends on the Series A Preferred Stock to be treated as dividends for U.S. federal income tax purposes.
Cash dividends and other transactions treated as distributions under Sections 305(b) or 305(c) of the Code payable by us on the Series A Preferred Stock may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes. If that occurs, it will result in the amount of the dividends that exceed such earnings and profits being treated for U.S. federal income tax purposes first as a return of capital to the extent of the holder’s adjusted tax basis in the Series A Preferred Stock, and the excess, if any, over such adjusted tax basis as capital gain. Such treatment will generally be unfavorable for corporate holders and may also be unfavorable for certain other holders.

Risks Related to the Common Stock
The market price of our common stock could be negatively affected by sales of substantial amounts of our common stock in the public market.
Future sales by the selling stockholders of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. These sales also could impede our ability to raise future capital. Under our Charter (as defined below), we are authorized to issue up to 400,000,000 shares of common stock, of which 129,702,004 shares of common stock were outstanding as of February 12, 2021. In addition, pursuant to a registration statement under the Securities Act, we have registered shares of common stock reserved for issuance in respect of stock options and other incentive awards granted to our officers and certain of our employees. If any of these holders cause a large number of securities to be sold in the public market, including common stock issuable upon conversion of the Series A Preferred Stock, the sales could reduce the trading price of our common stock. We cannot predict the size of future sales of shares of our common stock or the effect, if any, that future sales, or the perception that such sales may occur, would have on the market price of our common stock.
The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders and could expose us to securities class action litigation.
You should consider an investment in our common stock to be risky, and you should invest in our common stock only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Many factors could cause the market price of our common stock to rise and fall, including but not limited to the following:
•our announcements or our competitors’ announcements regarding new products or services, enhancements, significant contracts, acquisitions or strategic investments;
•changes in earnings estimates or recommendations by securities analysts, if any, who cover our common stock;
•results of operations that are below our announced guidance or below securities analysts’ or consensus estimates or expectations;
•fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•changes in our capital structure, such as future issuances of securities, sales of large blocks of common stock by our stockholders or our incurrence of additional debt;
•repurchases of our common stock pursuant to our share repurchase program;
•investors’ general perception of us and our industry;
•changes in general economic and market conditions (including as a result of the ongoing COVID-19 pandemic);
•changes in industry conditions; and
•changes in regulatory and other dynamics.
In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if successfully defended, could be costly to defend and a distraction to management. Likewise, following periods of volatility in the market price of a company's securities, securities class action litigation could be initiated. If such litigation were introduced against us, it could result in substantial costs and a diversion of our attention and resources, which could have a material adverse effect on our business.

None of the proceeds from the sale of shares of our common stock by the selling stockholders in this offering will be available to us.
We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering. The selling stockholders will receive all proceeds from the sale of such shares. Consequently, none of the proceeds from such sale by the selling stockholders will be available to us for our use. See “Use of Proceeds.”

USE OF PROCEEDS
We will not receive any proceeds from the sale of any shares of our common stock or our Series A Preferred Stock by the selling stockholders, but we have agreed to pay certain registration expenses, other than underwriting discounts and commissions and applicable transfer taxes, in connection with offerings by the selling stockholders.

SELLING STOCKHOLDERS
On June 10, 2020 (the “Original Issuance Date”), we issued 500,000 shares of Series A Preferred Stock to Ignition Acquisition Holdings LP (“Ignition Acquisition Holdings LP”), a Delaware limited partnership and affiliate fund of Apax Partners, L.P. (“Apax”), in a private offering pursuant to the Investment Agreement, dated as of May 26, 2020, by and between the Company and Ignition Parent LP (“Ignition Parent”), an affiliate of Ignition Acquisition Holdings LP (the “Apax Investment Agreement”). On June 10, 2020 and June 29, 2020, we issued an aggregate of 50,000 shares of Series A Preferred Stock to Periphas Kanga Holdings, LP (“Periphas” and, together with Ignition Acquisition Holdings LP, the “selling stockholders”), a Delaware limited partnership and affiliate of Periphas Capital GP, LLC (“Periphas Capital”), in private offerings pursuant to the Investment Agreement, dated as of May 26, 2020, by and between the Company and Periphas Capital (the “Periphas Investment Agreement” and, together with the Apax Investment Agreement, the “Investment Agreements”). As of February 12, 2021, 571,606 shares of Series A Preferred Stock were held by the selling stockholders and an additional 62,699 shares of Series A Preferred Stock will be issued as PIK Dividends to the selling stockholders through June 30, 2022 pursuant to the Certificate of Designations filed with the Secretary of State of the State of Delaware on June 9, 2020 (the “Certificate of Designations”).
We are registering the securities offered by this prospectus on behalf of the selling stockholders pursuant to the registration rights agreement, dated as of June 10, 2020, by and between the Company and Ignition Acquisition Holdings LP (the “Apax Registration Rights Agreement”) and the registration rights agreement, dated as of June 29, 2020, by and between the Company and Periphas (the “Periphas Registration Rights Agreement” and, together with the Apax Registration Rights Agreement, the “Registration Rights Agreements”).
The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of Series A Preferred Stock listed below that have been issued to them, and any or all of the shares of common stock issuable upon conversion of such shares of Series A Preferred Stock.
In the table below, the number of common stock that may be offered pursuant to this prospectus is calculated based on an assumed conversion as of the date of this prospectus, at a liquidation preference per share of Series A Preferred Stock of $1,000, and a conversion price of $17.75 per share of Series A Preferred Stock. The number of shares of common stock into which the Series A Preferred Stock is convertible is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock issuable upon conversion of the Series A Preferred Stock and beneficially owned and offered by the selling stockholders pursuant to this prospectus may increase or decrease from that set forth in the below table. The table below is based on (1) 129,702,004 shares of common stock outstanding as of February 12, 2021; and (2) the assumed conversion as of the date of this prospectus of all shares of Series A Preferred Stock into 35,735,493 shares of common stock.
The information set forth below is based on information provided by or on behalf of the selling stockholders prior to the date hereof. Information concerning the selling stockholders may change from time to time. The selling stockholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling stockholders are not obligated to sell the offered securities, we cannot state with certainty the amount of our securities that the selling stockholders will hold upon consummation of any such sales. In addition, since the date on which the selling stockholders provided this information to us, such selling stockholders may have sold, transferred or otherwise disposed of all or a portion of the offered securities. We are registering the shares to permit the selling stockholders to resell the shares when they deem appropriate, subject to the restrictions on transfer set forth under “Plan of Distribution.”

	Series A Preferred Stock				Common Stock
	Number of shares beneficially owned and offered hereby(1)	Percentage of shares beneficially owned	Number of shares owned after completion of the offering(2)	Percent of shares beneficially owned after completion of the offering	Number of shares beneficially owned and offered hereby(1)	Percentage of shares beneficially owned	Number of shares owned after completion of the offering(2)	Percent of shares beneficially owned after completion of the offering
Name of selling stockholder
Ignition Acquisition Holdings LP
Series A Preferred Stock(3)	576,645	91%	0	—	32,487,042	20%	0	—
Periphas Kanga Holdings, LP
Series A Preferred Stock(4)	57,660	9%	0	—	3,248,451	2%	0	—

(1)Unless otherwise indicated, the selling stockholders may offer any or all of the Series A Preferred Stock they beneficially own and the common stock issuable upon conversion of the Series A Preferred Stock.
(2)Assumes the sale of all shares of Series A Preferred Stock and common stock offered pursuant to this prospectus.
(3)Represents shares of Series A Preferred Stock held by, or to be issued through June 30, 2022, to Ignition Acquisition Holdings LP and shares of common stock into which such shares of Series A Preferred Stock are convertible. Ignition Acquisition Holdings GP, LLC, as the general partner of Ignition Acquisition Holdings LP, Ignition Parent LP, as the sole member of Ignition Acquisition Holdings GP, LLC, Ignition GP LLC, as the general partner of Ignition Parent LP, Ignition Topco Ltd, as the sole member of Ignition GP LLC, Apax X GP Co. Limited, as investment manager of the relevant investment vehicles in the fund known as Apax X which is the sole shareholder of Ignition Topco Ltd, and Apax Guernsey (Holdco) PCC Limited Apax X Cell, as the sole parent of Apax X GP Co. Limited, may be deemed to be the beneficial owners having shared voting and investment power with respect to the securities described in this footnote. Apax X GP Co. Limited is controlled by its board of directors that is comprised of the following persons: Simon Cresswell, Andrew Guille, Martin Halusa, Paul Meader and David Staples. The principal business address of Ignition Acquisition Holdings LP, Ignition Acquisition Holdings GP, LLC, Ignition Parent LP and Ignition GP LLC is c/o Apax Partners, L.P., 601 Lexington Avenue, New York, NY 10022. The principal business address of Apax X GP Co. Limited is Third Floor, Royal Bank Place, 1 Glategny Esplanade, St. Peter Port, Guernsey, GY1 2HJ.
(4)Represents shares of Series A Preferred Stock held by, or to be issued through June 30, 2022, to Periphas Kanga Holdings, LP and shares of common stock into which such shares of Series A Preferred Stock are convertible. Periphas Kanga Holdings GP, LLC as the general partner of Periphas Kanga Holdings, LP, SKM, LLC, as the managing member of Periphas Kanga Holdings, GP, LLC and Sanjeev Mehra, as the investment manager of SKM, LLC, may be deemed to be the beneficial owners having shared voting and investment power with respect to the securities described in this footnote. The principal business address of each of the individuals and entities identified in this paragraph is 667 Madison Avenue, 15th Floor, New York, NY 10065.
The selling stockholders have each entered into certain agreements with us that provide them with certain rights and privileges. See “Description of Capital Stock—Investment Agreements” and “Description of Capital Stock—Registration Rights Agreements.”
Information about other selling stockholders, if any, will be set forth in a prospectus supplement, in a post-effective amendment to the registration statement of which this prospectus forms a part, or in filings we make with the SEC under the Exchange Act, that are incorporated by reference herein.

DESCRIPTION OF CAPITAL STOCK
General
Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of February 12, 2021, we had 129,702,004 shares of common stock outstanding and 571,606 shares of Preferred Stock, consisting entirely of Series A Preferred Stock, outstanding.
The following is a description of the material terms of our capital stock, as well as certain provisions of our amended and restated certificate of incorporation (our “Charter”), our second amended and restated by-laws (“By-Laws”) and relevant sections of the Delaware General Corporation Law (the “DGCL”). The following summary of the terms of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, our Charter and By-Laws, which are filed as exhibits to the registration statement of which this prospectus forms a part.
Common Stock
We have one class of common stock. All holders of our common stock are entitled to the same rights and privileges, as described below:
Dividend Rights
Subject to the prior rights of holders of Preferred Stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board.
Voting Rights
Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the holders of our common stock, voting together as a single class, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Directors standing for election at an annual meeting of stockholders, or any special meeting of stockholders called for the purpose of electing directors, will be elected by a majority of the votes cast in an uncontested election.
Other Rights
Holders of our common stock have no preemptive, subscription, redemption or conversion rights. All of our outstanding shares of common stock are fully paid and non-assessable.
Liquidation and Dissolution
Subject to the prior rights of our creditors and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of our Preferred Stock, in the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders.
Preferred Stock
Under our Charter, we are authorized to issue up to 100,000,000 shares of Preferred Stock in one or more series. Our Board has the authority, without action by our stockholders, to issue Preferred Stock and to fix voting powers for each class or series of Preferred Stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of Preferred Stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our Preferred Stock on the rights of holders of our common stock until our Board determines the specific rights attached to that Preferred Stock. The effect of issuing Preferred Stock could include, among other things, one or more of the following:
•restricting dividends in respect of our common stock;
•diluting the voting power of our common stock or providing that holders of Preferred Stock have the right to vote on matters as a class;
•impairing the liquidation rights of our common stock; or
•delaying or preventing a change of control of us.
Series A Preferred Stock
In June 2020, we filed the Certificate of Designations with the Secretary of State of the State of Delaware classifying the Series A Preferred Stock and establishing the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of our Series A Preferred Stock. The following is a description of the material terms of our Series A Preferred Stock. The following summary of the terms of the Series A Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms of the Series A Preferred Stock and the Certificate of Designations (as defined herein), which is filed as an exhibit to the registration statement of which this prospectus forms a part.
Dividend Rights and Liquidation Preferences. The Series A Preferred Stock ranks senior to our common stock with respect to dividend rights and rights on the distribution of assets on any liquidation, dissolution or winding up of the affairs of the Company. In the event of any liquidation, dissolution or winding up of the affairs of the Company, holders of the Series A Preferred Stock (each, a “Holder”) shall be entitled, before any distribution may be made to holders of any junior classes of our stock, and subject to the rights of the holders of any senior stock or parity stock and the rights of the Company’s existing and future creditors, to receive a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the sum of (A) the liquidation preference plus (B) the accrued dividends with respect to such share of Series A Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (ii) the amount such Holders would have received had such Holders, immediately prior to such liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series A Preferred Stock into common stock. The Series A Preferred Stock has a liquidation preference of $1,000 per share.
Holders of the Series A Preferred Stock are entitled to a cumulative dividend at the rate of 7% per annum, accruing daily and payable quarterly in arrears. There will be no restriction on the repurchase or redemption of shares of the Series A Preferred Stock in the event of any arrearage in the payment of dividends. Dividends will be payable in kind (any Dividend or portion of a Dividend paid in kind, a “PIK Dividend”) through the issuance of additional shares of Series A Preferred Stock for the first eight dividend payments following the initial issuance of Series A Preferred Stock, and thereafter, in cash or in kind, or any combination thereof, at the option of the Company. In addition, holders of Series A Preferred Stock shall participate, on an as-converted basis, in any dividends or distributions on our common stock.
Conversion Features. Upon the receipt of early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), at any time after the one-year anniversary of the Original Issuance Date, the Series A Preferred Stock will become convertible, in whole or in part, at any time, into shares of common stock at an initial conversion price of $17.75 per share of Series A Preferred Stock and an initial conversion rate of 56.3380 shares of common stock per share of Series A Preferred Stock, subject to certain anti-dilution adjustments set forth in the Certificate of Designations. At any time after the three-year anniversary of the Original Issuance Date, if the closing price of the common stock exceeds 175% of the conversion price (initially a threshold of $31.0625 per share) for at least 20 trading days in any period of 30 consecutive trading days, all or any portion of the Series A Preferred Stock may be converted into the relevant number of shares of common stock. Pursuant to the terms of the Certificate of Designations, unless and until approval of the Company’s stockholders is obtained as contemplated by NYSE listing rule 312.03(d) (the “Stockholder Approval”), no Holder of Series A Preferred Stock will have the right to acquire shares of common stock if and solely to the extent that such conversion would result in such Holder beneficially owning a number of shares of common stock that could trigger a change of control under NYSE listing rules (such limitation, the “Ownership Limitation”). The Company has the right to settle any conversion over the Ownership Limitation of a Holder of Series A Preferred Stock in cash if the Stockholder Approval is not obtained. As of February 12, 2021, the Series A Preferred Stock was convertible into 32,203,155 shares of common stock.
Redemption Features. At any time after the six-year anniversary of the Original Issuance Date, the Company may redeem some or all of the Series A Preferred Stock for a per share amount in cash equal to (i) the sum of (x) 100% of the liquidation preference plus (y) all accrued and unpaid dividends, multiplied by (ii) (A) 105% if the redemption occurs at any time after the six-year anniversary of the Original Issuance Date and prior to the seven-year anniversary of the Original Issuance Date or (B) 100% if the redemption occurs at any time after the seven-year anniversary of the Original Issuance Date.
Voting Rights. Following the receipt on June 22, 2020 of early termination of the applicable waiting period under the HSR Act, Holders of Series A Preferred Stock are entitled to vote with holders of common stock as a single class. Holders of the Series A Preferred Stock will be entitled to a separate class vote with respect to, among other things, any amendment to the Company’s organizational documents that have an adverse effect on the rights, preferences, privileges or voting power of the Series A Preferred Stock or any Holder thereof, authorization or issuance by the Company of securities that are senior, or equal in priority to, the Series A Preferred Stock, increase or decrease in the number of authorized shares of Series A Preferred Stock and issuance of shares of Series A Preferred Stock after the Original Issuance Date, each of such actions requiring consent of the Holders of a majority of the shares of Series A Preferred Stock outstanding at such time. In addition, Ignition Parent and its permitted transferees under the Apax Investment Agreement who hold Series A Preferred Stock are entitled, by majority vote, to elect to the Board the Ignition Designee designated by Ignition Parent, as described below under “—Investment Agreements.”
Change of Control Put. Upon certain change of control or delisting events involving the Company and subject to certain limitations set forth in the Certificate of Designations, each Holder of Series A Preferred Stock may elect to either (i) receive such number of shares of common stock into which such Holder is entitled to convert all or a portion of such Holder’s shares of Series A Preferred Stock at the then-current conversion price, (ii) receive, in respect of all or a portion of such Holder’s shares of Series A Preferred Stock, the greater of (x) the amount per share of Series A Preferred Stock that such Holder would have received had such Holder, immediately prior to such change of control, converted such share of Series A Preferred Stock into common stock and (y) a purchase price per share of Series A Preferred Stock, payable in cash, equal to the product of (A) 105% multiplied by (B) the sum of the liquidation preference and accrued dividends with respect to such share of Series A Preferred Stock, or (iii) unless the consideration in such change of control event is payable entirely in cash, retain all or a portion of such Holder’s shares of Series A Preferred Stock.
Preemptive Rights. Except for the right to participate in any issuance of new equity securities by the Company as set forth in the Investment Agreements, the Holders shall not have any preemptive rights. Pursuant to the Investment Agreements, after the Original Issuance Date and so long as the selling stockholder continues to beneficially own at all times shares of Series A Preferred Stock and/or shares of common stock that represent in the aggregate and on an as converted basis, at least 25% of the number of shares of common stock that were beneficially owned by such selling stockholder on an as converted basis, if the Company makes any public or non-public offering of any capital stock of, other equity or voting interests in, or equity-linked securities of, the Company or any securities that are convertible or exchangeable into (or exercisable for) capital stock of, other equity or voting interests in, or equity-linked securities of, the Company, the selling stockholder and each person to which the selling stockholder later transfers any shares of Series A Preferred Stock or common stock issued upon conversion of Series A Preferred Stock will have the opportunity to acquire from the Company the portion of such new securities equal to the total number of such new securities multiplied by the fraction equal to the number of Series A Preferred Stock and/or shares of common stock (in the aggregate and on an as converted basis) held by the selling stockholder or such person divided by the aggregate number of shares of common stock (on an as converted basis) outstanding as of such date, for the same price as that offered to the other purchasers of such new securities, subject to certain conditions described in the Investment Agreements.
Investment Agreements
For so long as Ignition Parent or its affiliates beneficially own at least 25% of the shares of Series A Preferred Stock purchased pursuant to the Apax Investment Agreement on an as-converted basis, Ignition Parent will have the right to designate one director nominee for election to the Board. Pursuant to the Apax Investment Agreement, the Company increased the size of its Board by one and elected Roy MacKenzie, a director nominee designated by Apax, to the Board, effective as of the Original Issuance Date, for a term expiring at the 2021 annual meeting of the Company’s stockholders and until his successor is duly elected and qualified. In addition, for so long as Ignition Parent or its affiliates beneficially own at least 50% of the shares of Series A Preferred Stock purchased pursuant to the Ignition Parent Investment Agreement on an as-converted basis, Ignition Parent will have the right to appoint one non-voting Board observer to the Board.
Pursuant to the Periphas Investment Agreement, for so long as Periphas or its affiliates beneficially own at least 50% of the shares of Series A Preferred Stock purchased pursuant to the Periphas Investment Agreement on an as-converted basis, Periphas will have the right to appoint one non-voting Board observer.
Additionally, the selling stockholders will be subject to certain standstill restrictions, including that the selling stockholders will be restricted from acquiring additional equity securities of the Company, until the later of the three year anniversary of the Original Issuance Date and, in the case of Ignition Parent, the fall-away of Board nomination rights, and, in the case of Periphas, the fall-away of Board observer rights.
The foregoing descriptions of the Investment Agreements do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Investment Agreements, which are filed herewith as Exhibits 4.2 and 4.3, respectively, and are incorporated herein by reference.
Registration Rights Agreements
On June 10, 2020 and June 29, 2020, the Company entered into the Registration Rights Agreements with Ignition Acquisition Holdings LP and Periphas, respectively, pursuant to which the Company has agreed to provide to the selling stockholders and each other Holder party thereto from time to time, following a one-year lockup period (the “lock-up period”), certain customary registration rights with respect to each Holder’s shares of the Series A Preferred Stock and the common stock, issued in connection with any future conversion of the Series A Preferred Stock (together, the “Registrable Securities”) until such Holder’s Registrable Securities have been sold (subject to certain exceptions), or in the case of any shares of common stock held by such Holder, all shares of common stock held by such Holder, on an as converted basis, constitute less than 1% of the Company’s total outstanding shares of common stock and may be sold in a single day pursuant to Rule 144 under the Securities Act.
This prospectus and the shelf registration statement to which this prospectus forms a part is being filed pursuant to the Company’s obligations under the Registration Rights Agreements. The Holders also have the right to request up to three underwritten offerings, or shelf take-downs, equal to at least $50 million per request, pursuant to this prospectus during any 365-day period (subject to certain cut-back priorities and certain other exceptions) and the Holders have the right to request unlimited non-underwritten shelf take-downs. Additionally, the Registration Rights Agreement grants each Holder customary demand registration rights for a minimum number of Registrable Securities equal to at least $50 million per demand which includes underwritten offerings (subject to certain cut-back priorities and certain other restrictions), subject to a cool-off period of at least sixty days after effectiveness of the previous demand registration. Holders are entitled to deliver a maximum of two notices involving substantial marketing efforts in any 365-day period, and a maximum of four notices involving substantial marketing efforts in the aggregate.
The Registration Rights Agreements also grant each Holder customary “piggyback” registration rights. If, following the lock-up period, the Company proposes to register any shares of common stock, whether or not for its own account, each Holder will be entitled, subject to certain exceptions, to include its Registrable Securities in the registration, subject to certain cut-back priorities. The Registration Rights Agreements permit the Company to postpone the filing or use of a registration statement for a certain period (such period, a “Postponement Period”) if the filing or continued use of the registration statement would, in the good faith judgment of the Board (i) require the Company to disclose material non-public information that, in the Company’s good faith judgment, the Company has a bona fide business purpose for not disclosing publicly or (ii) materially interfere with any material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction involving the Company or any of its subsidiaries then under consideration. There will not be more than one Postponement Period in any 180-day period and no single Postponement Period will exceed 60 days.
The foregoing descriptions of the Registration Rights Agreements do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Registration Rights Agreements, which are filed herewith as Exhibits 4.4 and 4.5, respectively, and are incorporated herein by reference.
Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Charter and Our By-Laws
Provisions of the DGCL and our Charter and By-Laws could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our Board may consider inadequate and to encourage persons seeking to acquire control of the Company to first negotiate with our Board. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to our Charter and By-Laws and the DGCL.
We elected in our Charter not to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination,” such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203.
Certain other provisions of our Charter and By-Laws may be considered to have an anti-takeover effect and may delay or prevent a tender offer or other corporate transaction that a stockholder might consider to be in its best interest, including those transactions that might result in payment of a premium over the market price for our shares. These provisions are designed to discourage certain types of transactions that may involve an actual or threatened change of control of us without prior approval of our Board. These provisions are meant to encourage persons interested in acquiring control of us to first consult with our Board to negotiate terms of a potential business combination or offer. We believe that these provisions protect against an unsolicited proposal for a takeover of us that might affect the long term value of our stock or that may be otherwise unfair to our stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors. These provisions include:
•rules regarding how our stockholders may present proposals or nominate directors for election at stockholder meetings;
•permitting our Board to issue preferred stock without stockholder approval;
•granting to the Board, and not to the stockholders, the sole power to set the number of directors;
•authorizing vacancies on our Board to be filled only by a vote of the majority of the directors then in office and specifically denying our stockholders the right to fill vacancies in the Board;
•authorizing the removal of directors, with or without cause, only upon the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote for the election of directors;
•prohibiting stockholders from calling special meetings of stockholders; and

•prohibiting stockholder action by written consent.
Limitations on Liability and Indemnification of Directors and Officers
Our Charter and By-Laws provide that our directors will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•intentional misconduct or a knowing violation of law;
•liability under Delaware corporate law for an unlawful payment of dividends or an unlawful stock purchase or redemption of stock; or
•any transaction from which the director derives an improper personal benefit.
Our Charter provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
Transfer Agent
The registrar and transfer agent for our common stock is American Stock Transfer and Trust Company.
Listing
Our common stock is listed on the New York Stock Exchange under the symbol “KAR.”

PLAN OF DISTRIBUTION
The selling stockholders may, from time to time, offer the shares of our common stock or our Series A Preferred Stock registered by this prospectus in one or more transactions (which may involve underwritten offerings on a firm commitment or best efforts basis, cross sales or block transactions) on the NYSE or otherwise, in secondary distributions pursuant to and in accordance with the rules of the NYSE, through one or more electronic trading platforms or services, in the over-the-counter market, in negotiated transactions, directly to one or more purchasers, including affiliates, through the writing of options on the shares (whether such options are listed on an options exchange or otherwise), short sales or a combination of such methods of sale or any other method permitted by applicable law, at fixed prices, at market prices or varying prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including pursuant to one or more “10b5-1” trading plans or similar plans. The selling stockholders may also engage in short sales against the box, puts and calls, writing options, hedging transactions and other transactions in our securities or derivatives of our securities and may sell or deliver the shares of our common stock and our Series A Preferred Stock registered pursuant to this prospectus in connection with these trades as permitted by applicable law, including, without limitation, delivering such shares to a lender in satisfaction of all or part of stock borrowed from such lender in connection with a short sale. In certain circumstances, the selling stockholders may pledge or grant a security interest in some or all of the shares of our common stock and our Series A Preferred Stock registered by this prospectus owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares from time to time under this prospectus. In addition, any shares of common stock or Series A Preferred Stock that qualify for sale under Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.
The selling stockholders may effect such transactions by selling the shares of our common stock and our Series A Preferred Stock registered by this prospectus to or through broker-dealers or through other agents, including electronic trading platforms or similar services, and such broker-dealers or agents may receive compensation in the form of commissions, discounts or fees from the selling stockholders and/or the purchasers of shares for whom they may act as agent. Sales effected with a broker-dealer may involve ordinary brokerage transactions, transactions in which the broker-dealer solicits purchasers or transactions in which the broker-dealer is principal and resells for its account. The selling stockholders and any agents or broker-dealers that participate in the distribution of the shares of common stock or Series A Preferred Stock registered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts received by them and any profit on the sale of registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.
In the event of a “distribution” of the shares of our common stock or our Series A Preferred Stock registered by this prospectus, the selling stockholders, any selling broker-dealer or agent and any “affiliated purchasers” may be subject to Regulation M under the Exchange Act, which would prohibit, with certain exceptions, each such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits certain “stabilizing bids” or “stabilizing purchases” for the purpose of pegging, fixing or stabilizing the price of shares of common stock and Series A Preferred Stock.
At a time a particular offering of shares of our common stock or our Series A Preferred Stock is made, a prospectus supplement, if required, may be distributed that will set forth the name or names of any dealers or agents and any commissions and other terms constituting compensation from the selling stockholders and any other required information.
In order to comply with the securities laws of some states, if applicable, the common stock or Series A Preferred Stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock or Series A Preferred Stock may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

Pursuant to the Registration Rights Agreements, we have agreed to indemnify the selling stockholders in certain circumstances against certain liabilities under the Securities Act, and the selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling stockholders may indemnify any underwriter that participates in transactions involving the sale of shares of common stock or Series A Preferred Stock against certain liabilities, including liabilities arising under the Securities Act.
The Series A Preferred Stock is not listed on an exchange and we do not intend to list the Series A Preferred Stock on any exchange. Our common stock of KAR Auction Services, Inc. is listed on the NYSE under the symbol “KAR”. On February 16, 2021, the closing price of our common stock as reported on the NYSE was $18.46 per share.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of the U.S. federal income tax considerations with respect to the ownership, disposition and conversion of the Series A  Preferred Stock and the ownership and disposition of any common stock received upon conversion of our Series A Preferred Stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is limited to investors that hold the convertible preferred stock (and the common stock) as capital assets (generally, assets held for investment) for U.S. federal income tax purposes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, expatriates, persons deemed to sell the convertible preferred stock under the constructive sale provisions of the Code, persons that hold the convertible preferred stock as part of a straddle, hedge, conversion transaction or other integrated investment, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar and persons who are required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements. Furthermore, this discussion does not address considerations relating to the alternative minimum tax, the Medicare tax, any U.S. federal estate or gift tax consequences or any state, local or foreign tax consequences. No assurance can be given that the Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a position contrary to any of those set forth below.
This discussion is not intended to be tax advice. Potential investors should consult their tax advisors as to the particular U.S. federal income tax consequences to them of owning and disposing of the convertible preferred stock (and the common stock) , as well as the effects of other U.S. federal tax laws or state, local and non-U.S. tax laws.
For purposes of this summary, the term “U.S. Holder” means a beneficial owner of convertible preferred stock (or common stock) other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes that is, for U.S. federal income tax purposes:
(1) an individual who is a citizen or resident of the United States,
(2) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States, any of the states or the District of Columbia,
(3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or
(4) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.
For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of convertible preferred stock (or common stock), other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, who is not a U.S. Holder.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns the convertible preferred stock (or common stock), the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the convertible preferred stock (or common stock) should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

U.S. Holders
Distributions on the Common Stock or the Series A Preferred Stock
In general, distributions with respect to the common stock or the Series A Preferred Stock, as applicable (other than distributions on the Series A Preferred Stock in the form of additional Series A Preferred Stock, described below in “U.S. Holders—Distributions of Additional Series A Preferred Stock on the Series A Preferred Stock”), will be subject to tax as dividends to the extent paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includible in the gross income of a U.S. Holder as ordinary income on the day actually or constructively received by such holder.
To the extent that the amount of any distribution exceeds the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the excess will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of a U.S. Holder’s common stock or Series A Preferred Stock, as applicable. The amount of any remaining excess will be subject to tax as capital gain recognized on a sale or exchange as described below under “U.S. Holders—Dispositions.”
Non-corporate U.S. Holders will generally be eligible for reduced rates of taxation on any dividend paid out of current and accumulated earnings and profits, provided that certain holding period and other requirements are satisfied. Corporate U.S. Holders will generally be eligible for a 50% dividends-received deduction on any dividend paid out of current and accumulated earnings and profits, provided that certain holding period and other requirements are satisfied.
A dividend that exceeds certain thresholds in relation to a U.S. Holder’s tax basis in the stock could be characterized as an “extraordinary dividend” (as defined in Section 1059 of the Code). If a corporate U.S. Holder receives an extraordinary dividend, it will generally be required to reduce (but not below zero) its stock basis in the shares in respect of which the extraordinary dividend is paid by the portion of such dividend that is not taxed because of the dividends-received deduction. If the amount of the basis reduction exceeds the corporate U.S. Holder’s tax basis in its stock, the excess will be treated as taxable gain. If a non-corporate U.S. Holder receives an extraordinary dividend, it will be required to treat any loss on the sale of the shares in respect of which such extraordinary dividend is paid as a long-term capital loss to the extent of the extraordinary dividends received that qualify for the reduced dividend tax rate described above.
U.S. Holders should consult their own tax advisor regarding the availability of the reduced dividend tax rate or the dividends-received deduction in light of their particular circumstances.
Distributions of Additional Series A Preferred Stock on the Series A Preferred Stock
If we make a distribution on the Series A Preferred Stock in the form of additional Series A Preferred Stock, the tax treatment to a U.S. Holder that receives such distribution will depend on whether (a) the Series A Preferred Stock is treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations and (b) we have outstanding indebtedness that is convertible into common shares, other equity linked securities, or any class of stock in which the holders of the Series A Preferred Stock do not participate in dividends, and cash payments are made or accrued on such instruments (any such circumstance, the “Other-Equity Situation”). The Company believes that the Series A Preferred Stock will be treated as participating in corporate growth to a significant extent and, unless otherwise noted, this summary assumes that such treatment applies. This view, however, is not free from doubt. There can be no assurance that the IRS will not take the position that the Series A Preferred Stock should not be treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations. In general, a U.S. Holder is bound by our determination, unless the U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the stock.
Assuming that we do not have any Other Equity Situation, a distribution on the Series A Preferred Stock in the form of additional Series A Preferred Stock is, while not free from doubt, expected to be tax-free to the U.S. Holder receiving such distribution. A U.S. Holder’s existing tax basis in the Series A Preferred Stock in such case will be allocated between the Series A Preferred Stock and the additional Series A Preferred Stock based on their relative fair market values on the date of the distribution. Such U.S. Holder’s holding period for such additional Series A Preferred Stock will generally include the period during which the Series A Preferred Stock was held prior to the distribution. If the IRS were to disagree with our tax analysis, however, the fair market value of the additional Series A Preferred Stock would be treated as a taxable distribution to the U.S. Holder receiving such distribution, as described below.
If any Other Equity Situation occurs, the tax treatment of a distribution on the Series A Preferred Stock in the form of additional Series A Preferred Stock is not entirely clear. Such a distribution may be a taxable distribution to the U.S. Holder receiving such distribution, as described above in “U.S. Holders—Distributions on the common stock or the Series A Preferred Stock.” Alternatively, such a distribution may be a tax-free distribution, as described in the previous paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of such a distribution if an Other Equity Situation occurs.
If the Series A Preferred Stock is treated as not participating in corporate growth to any significant extent, whether or not the Other Equity Situation exists, the fair market value of the additional Series A Preferred Stock will be treated as a taxable distribution to the U.S. Holder receiving such distribution, as described above in “U.S. Holders—Distributions on the common stock or the Series A Preferred Stock.” A U.S. Holder’s tax basis in such additional Series A Preferred Stock will equal the fair market value of the additional Series A Preferred Stock on the distribution date, and such U.S. Holder’s holding period for such additional Series A Preferred Stock will begin on the day following the distribution date.
Adjustment of Conversion Rate
The conversion rate of the Series A Preferred Stock is subject to adjustment under certain circumstances. A U.S. Holder of Series A Preferred Stock will be treated as having received a constructive distribution includible in such holder’s U.S. income in the manner described under “U.S. Holders—Distributions on the common stock or the Series A Preferred Stock” above, if and to the extent that certain adjustments (or failures to make adjustments) in the conversion rate increase the U.S. Holder’s proportionate interest in our earnings and profits. Thus, under certain circumstances in the event of a deemed distribution, a U.S. Holder may recognize taxable income without receiving any cash or property.
Conversion of Series A Preferred Stock into Common Stock
A U.S. Holder will generally not recognize gain or loss upon the conversion of the Series A Preferred Stock into shares of common stock and cash in lieu of fractional shares, except that a U.S. Holder’s receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share of common stock and the U.S. Holder’s tax basis in the fractional share of common stock).
A U.S. Holder’s basis in shares of common stock received upon conversion of the Series A Preferred Stock (and any fractional shares of our common stock treated as received and then exchanged for cash) will equal the basis of the converted shares of Series A Preferred Stock and the holding period of such shares of common stock will include the holding period of the converted shares of Series A Preferred Stock.
Dispositions
Except as described above under “—Conversion of Series A Preferred Stock into common stock”, a U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of the common stock or the Series A Preferred Stock equal to the difference between the amount of cash and the fair market value of any property received upon the disposition and the U.S. Holder’s adjusted tax basis in the common stock or the Series A Preferred Stock. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the common stock or the Series A Preferred Stock for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains of non-corporate U.S. Holders are currently subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
Distributions on the Common Stock or the Series A Preferred Stock
In general, distributions with respect to the common stock or the Series A Preferred Stock, as applicable (other than distributions on the Series A Preferred Stock in the form of additional Series A Preferred Stock, described below in “Non-U.S. Holders—Distributions of Additional Series A Preferred Stock on the Series A Preferred Stock”), will be subject to tax as dividends to the extent paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includible in the gross income of a Non-U.S. Holder as ordinary income on the day actually or constructively received by such holder. To the extent that the amount of any distribution exceeds the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the excess will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of a Non-U.S. Holder’s common stock or Series A Preferred Stock, as applicable. The amount of any remaining excess will be treated as capital gain realized on a sale or exchange as described below under “Non-U.S. Holders—Dispositions.”
If you are a Non-U.S. Holder of the common stock or the Series A Preferred Stock, taxable dividends paid to you will generally be subject to withholding of U.S. federal income tax at a 30% rate or lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to withholding tax, provided certain certification and disclosure requirements (generally on an IRS Form W-8ECI) are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a “United States person” as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A Non-U.S. Holder of the common stock or the Series A Preferred Stock who wishes to claim the benefits of an applicable income tax treaty will be required to provide IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for income tax treaty benefits. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals or that hold their interests through certain intermediaries.
A Non-U.S. Holder of common stock or Series A Preferred Stock eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.
Distributions of Additional Series A Preferred Stock on the Series A Preferred Stock
If we make a distribution on the Series A Preferred Stock in the form of additional Series A Preferred Stock, the tax treatment to a Non-U.S. Holder receiving such distribution will depend on whether (a) the Series A Preferred Stock is treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations and (b) any Other Equity Situation occurs. As discussed above in “U.S. Holders—Distributions of Additional Series A Preferred Stock on the Series A Preferred Stock.” the Company believes that the Series A Preferred Stock will be treated as participating in corporate growth to a significant extent. This view, however, is not free from doubt. There can be no assurance that the IRS will not take the position that the Series A Preferred Stock should not be treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations. In general, a Non-U.S. Holder is bound by our determination, unless the Non-U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the stock.

Assuming that the Series A Preferred Stock is treated as participating in corporate growth to a significant extent, a distribution on the Series A Preferred Stock in the form of additional Series A Preferred Stock, while not free from doubt, is expected to be tax-free to a Non-U.S. Holder receiving such distribution unless any Other Equity Situation occurs. However, if the Series A Preferred Stock is treated as not participating in corporate growth to any significant extent, whether or not the Other Equity Situation occurs, or if the IRS were to disagree with our analysis regarding an Other Equity Situation, the fair market value of the additional Series A Preferred Stock will be treated as a taxable distribution to the Non-U.S. Holder, as described above in “Non-U.S. Holders—Distributions on the common stock or the Series A Preferred Stock.” Assuming that the Series A Preferred Stock is treated as participating in corporate growth to a significant extent, if any Other Equity Situation occurs, it is unclear whether the distribution will be tax-free to a Non-U.S. Holder or will be treated as a taxable distribution to the Non-U.S. Holder, as described above in “Non-U.S. Holders—Distributions on the common stock or the Series A Preferred Stock.” Any withholding obligation imposed on a taxable distribution of Series A Preferred Stock will reduce the amount of Series A Preferred Stock distributed to such holder by 30% unless the applicable withholding rate is reduced or eliminated by treaty.
Adjustment of conversion rate
As described above under “—U.S. Holders— Adjustment of Conversion Rate,” adjustments to the conversion rate (or failure to make adjustments) that have the effect of increasing a Non-U.S. Holder’s proportionate interest in our assets or earnings may, in some circumstances, result in a deemed distribution to the Non-U.S. Holder that will be subject to tax as described above under “—Non-U.S. Holders—Distributions on the common stock or the Series A Preferred Stock.” Any constructive dividend deemed paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by treaty. However, any constructive dividends that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the United States will be subject to tax as described above under “—Non-U.S. Holders—Distributions on the common stock or the Series A Preferred Stock.”
Conversion of Series A Preferred Stock into Common Stock
A Non-U.S. Holder will generally not recognize gain or loss in respect of the receipt of common stock upon the conversion of the Series A Preferred Stock.
Dispositions
Except as described above under “—Conversion of Series A Preferred Stock into Common Stock”, any gain realized on the disposition of the common stock or Series A Preferred Stock (other than a conversion of Series A Preferred Stock into common stock) will generally not be subject to U.S. federal income tax unless:
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
•the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•we are or have been a “United States real property holding corporation” as described under section 897 of the Code for U.S. federal income tax purposes during the shorter of the five-year period preceding the date of the disposition or the non-United States holder’s holding period.
An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the

Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.
We do not believe that we are, have been, or will be a United States real property holding corporation for United States federal income tax purposes.
FATCA
Legislation commonly referred to as “FATCA,” and Treasury Regulations and administrative guidance promulgated thereunder require withholding at a rate of 30% on certain payments made to certain foreign financial institutions (including investment funds), unless such institution (i) agrees to report to the IRS, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interest or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and withhold on certain payments, or (ii) complies with the terms of an intergovernmental agreement between the United States and an applicable foreign country. Accordingly, the entity through which our convertible preferred stock or common stock is held will affect the determination of whether such withholding is required. Similarly, a U.S. federal withholding tax of 30% will also generally be imposed on certain payments made to a non-financial non-U.S. entity that does not qualify under certain exceptions unless such entity either (i) certifies to us (or an applicable withholding agent) that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we (or an applicable withholding agent) will in turn provide to the IRS. You should consult your tax advisor regarding the possible implications of FATCA on your ownership of the common stock or the Series A Preferred Stock.

LEGAL MATTERS
Certain legal matters relating to the validity of the shares of common stock and Series A Preferred Stock offered hereby will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed upon for any dealers, agents or underwriters by counsel for such dealers, agents or underwriters identified in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements and schedules of KAR Auction Services, Inc. and subsidiaries as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference herein in reliance upon the report of KPMG LLP, Independent Registered Public Accounting Firm, incorporated by reference herein, and upon authority of such firm as experts in accounting and auditing.
KPMG's report refers to a change in the method of accounting for leases effective January 1, 2019 due to the adoption of Financial Accounting Standards Board Accounting Standard Codification (ASC) Topic 842, Leases, and to a change in the method of accounting for credit losses effective January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments – Credit Losses.
KPMG's audit report on internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph that states that management has excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2020, the internal control over financial reporting associated with BacklotCars, Inc. (“2020 acquisition”) with total assets of 6.9% and total revenues of 0.4% included in the consolidated financial statements of KAR Auction Services, Inc. and subsidiaries as of and for the year ended December 31, 2020. KPMG's audit of internal control over financial reporting of KAR Auction Services, Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of the 2020 acquisition.
INCORPORATION BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. Any information that we incorporate by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the following documents:
(a)our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 18, 2021;
(b)our Current Report on Form 8-K filed with the SEC on February 8, 2021;
(c)the description of common stock contained in our registration statement on Form 8-A filed with the SEC on December 2, 2009, as amended by the description of common stock included in Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2019; and
(d)all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) before the termination of the offering of securities under this prospectus.
Any statement made in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:
KAR Auction Services, Inc.
11299 N. Illinois Street
Carmel, Indiana 46032
Our reports and documents incorporated by reference herein may also be found in the “Investors” section of our website at http://www.karglobal.com. The information on our website is not part of this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly, current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement and the exhibits and schedules thereto are available to the public on the SEC’s website at http://www.sec.gov. You can also access our SEC filings through our website at http://www.karglobal.com. Except as expressly set forth below, we are not incorporating by reference the contents of the SEC website or our website into this prospectus.
The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus.
Information that we file later with the SEC will automatically update and supersede this information. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus, or in any documents previously incorporated by reference, have been modified or superseded. See “Incorporation by reference.”
Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.
In addition, we will make the information filed with, or furnished to, the SEC available free of charge through our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained on our website is not a part of this prospectus.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses payable by us in connection with the sale and distribution of the securities registered hereby, other than underwriting discounts or commissions.

SEC registration fee	$ 69,202.68(1)
Printing fees and expenses	(2)
Accounting fees and expenses	(2)
Legal fees and expenses	(2)
Transfer agents fees and expenses	(2)
Miscellaneous	(2)
Total	$ (2)

(1)Additional fees deferred pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.
(2)These fees and expenses are calculated based on the number of issuances in applicable offerings and amount of securities offered and, accordingly, cannot be estimated at this time.
Item 15. Indemnification of Directors and Officers.
The registrant is organized under the laws of the State of Delaware.
Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.
The second amended and restated by-laws of the registrant provide for indemnification of the directors and officers, so long as such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reason to believe his or her conduct was unlawful. The corporation may also indemnify its other employees and agents to the same extent that it indemnifies its officers and directors, unless otherwise determined by its board of directors. The corporation must advance expenses (including attorneys’ fees), as incurred, to its directors and officers in connection with a legal proceeding so as long as the directors or officers undertake to repay the funds if they are ultimately determined not to be entitled to indemnification. The amended and restated certificate of incorporation of the registrant includes a provision that eliminates the personal liability of the directors for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may be hereafter amended. The registrant also has indemnification agreements with its directors and officers. In addition, the registrant maintains liability insurance for its directors and officers.

Item 16. List of Exhibits.
The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to one of our prior filings under the Securities Act or the Exchange Act:

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation of KAR Auction Services, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 3, 2016)
3.2	Second Amended and Restated By-Laws of KAR Auction Services, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 4, 2014)
3.3	Certificate of Designations Designating the Series A Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 10, 2020)
4.1	Form of common stock Certificate (incorporated by reference to Exhibit 4.15 to the Company’s Registration Statement on Form S-1 filed with the SEC on December 10, 2009)
4.2	Investment Agreement, dated May 26, 2020, by and between KAR Auction Services, Inc. and Ignition Parent L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 27, 2020)
4.3a	Investment Agreement, dated May 26, 2020, by and between KAR Auction Services, Inc. and Periphas Capital GP, LLC (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the SEC on May 27, 2020)
4.3b	Assignment and Assumption Agreement, dated June 9, 2020, by and between Periphas Capital GP, LLC and Periphas Kanga Holdings, LP (incorporated by reference to Exhibit 10.37b to the Company’s Annual Report on Form 10-K filed with the SEC on February 18, 2021)
4.4	Registration Rights Agreement, dated June 10, 2020, by and among KAR Auction Services, Inc. and Ignition Parent L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 9, 2020)
4.5	Registration Rights Agreement, dated June 29, 2020, by and among KAR Auction Services, Inc. and Periphas Kanga Holdings L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 29, 2020)
4.6	Description of the Company’s securities (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K filed with the SEC on February 19, 2020)
5.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
23.1**	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.2**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (set forth on the signature page to this Registration Statement)

* To be filed, if necessary, by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K or other Securities Exchange Act of 1934 report in connection with an offering of securities.
** Filed herewith.
Item 17. Undertakings.
The undersigned registrant hereby undertakes:
(a)(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, That: paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carmel, State of Indiana, on February 18, 2021.
KAR AUCTION SERVICES, INC.
By:    /s/ JAMES P. HALLETT
    Name:    James P. Hallett
    Title:    Chief Executive Officer
Power of Attorney
KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned does hereby make, constitute and appoint James P. Hallett and Eric M. Loughmiller and each of them, as true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution, resubstitution and revocation, for and in the name, place and stead of the undersigned, to execute and deliver this Registration Statement on Form S-3, and any and all amendments thereto, including any post-effective amendments and supplements to this registration statement, and any additional registration statement filed pursuant to Rule 462(b); such registration statement and each such amendment to be in such form and to contain such terms and provisions as said attorney or substitute shall deem necessary or desirable; giving and granting unto said attorney, or to such person or persons as in any case may be appointed pursuant to the power of substitution herein given, full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or, in the opinion of said attorney or substitute, able to be done in and about the premises as fully and to all intents and purposes as the undersigned might or could do if personally present, hereby ratifying and confirming all that said attorney or such substitute shall lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JAMES P. HALLETT	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	February 18, 2021
James P. Hallett
/s/ ERIC M. LOUGHMILLER	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 18, 2021
Eric M. Loughmiller
/s/ DAVID DIDOMENICO	Director	February 18, 2021
David DiDomenico
/s/ CARMEL GALVIN	Director	February 18, 2021
Carmel Galvin
/s/ MARK E. HILL	Director	February 18, 2021
Mark E. Hill
/s/ J. MARK HOWELL	Director	February 18, 2021
J. Mark Howell

/s/ STEFAN JACOBY	Director	February 18, 2021
Stefan Jacoby.
/s/ MICHAEL T. KESTNER	Lead Independent Director	February 18, 2021
Michael T. Kestner
/s/ ROY MACKENZIE	Director	February 18, 2021
Roy Mackenzie
/s/ MARY ELLEN SMITH	Director	February 18, 2021
Mary Ellen Smith
/s/ STEPHEN E. SMITH	Director	February 18, 2021
Stephen E. Smith